Exhibit 99.1

Tenet Announces Completion of Its Private Offering of 4.75% Senior Secured Notes due 2020 and 6.75% Senior Notes due 2020 and Early Tender Results of Its Tender Offer

DALLAS — October 16, 2012 — Tenet Healthcare Corporation (NYSE: THC) announced today the successful completion of its previously announced private offering of $500 million aggregate principal amount of its 4.75% Senior Secured Notes due 2020 and $300 million aggregate principal amount of its 6.75% Senior Notes due 2020.

The proceeds from the offering will be used to purchase Tenet’s 7.375% Senior Notes due 2013 (the “Notes”) in a tender offer.  Tenet will use any remaining net proceeds for purchases of its other outstanding senior notes through public or privately negotiated transactions, and for general corporate purposes, including the repayment of indebtedness and drawings under its senior secured revolving credit facility and strategic acquisitions.  The terms of the tender offer are contained in an offer to purchase dated October 1, 2012 and a related letter of transmittal. The tender offer will expire at 12:00 midnight, New York City time, on October 29, 2012.

As of the early tender time of 5:00 p.m., New York City time, on October 15, 2012, $160,791,000 aggregate principal amount of the outstanding Notes had been validly tendered and not validly withdrawn.

Holders that validly tendered prior to the early tender time and whose Notes were accepted will receive total consideration of $1,019.67 per $1,000 principal amount of purchased Notes, which includes an early tender premium of $30.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the initial settlement date of October 16, 2012.

Holders that validly tender after the early tender time, but prior to the expiration of the tender offer, and whose Notes are accepted will receive the tender offer consideration of $989.67 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be October 30, 2012. Holders of the Notes that tender after the early tender time will not receive an early tender premium. Any Notes tendered after the withdrawal deadline of 5:00 p.m., New York City time, on October 15, 2012 may not be withdrawn except as required by law.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes. The tender offer is being made only pursuant to the offer to purchase and the related letter of transmittal, copies of which have been delivered to all holders of the Notes. Persons with questions regarding the tender offer should contact the dealer managers — Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect), Citigroup at (800) 558-3745 (toll free) or Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect) — or the Information Agent, Global Bondholder Services Corporation, at (866) 540-1500 (toll free) or (212) 430-3774 (collect).

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving nearly 400 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.